UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2009
Aspect Medical Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24663	04-2985553

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Upland Road	02062
Norwood, Massachusetts

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 559-7000
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On January 8, 2008, the Board of Directors (the “Board”) of Aspect Medical Systems, Inc. (the “Company”), acting upon the recommendation of the Compensation Committee (the “Committee”), approved an annual base salary of $237,950 for J. Neal Armstrong, who was appointed as the Company’s Vice President, Chief Financial Officer and Secretary effective January 1, 2009. In addition, the Board, also acting upon the recommendation of the Committee, authorized that Mr. Armstrong be eligible to participate in the discretionary bonus program for the Corporation’s executive officers and established a target bonus equal to sixty percent of Mr. Armstrong’s base salary.
          On January 5, 2009, the Company entered into (i) a Severance Agreement and General Release (the “Severance Agreement”) and (ii) a Consulting Agreement with Michael Falvey. Mr. Falvey resigned as the Company’s Vice President and Chief Financial Officer effective December 31, 2008. A summary of the material terms of the Severance Agreement and the Consulting Agreement are set forth below.
Severance Agreement and General Release
          Pursuant to the terms of the Severance Agreement, the Company agrees to provide Mr. Falvey with the following severance benefits if he executes a release of claims, does not revoke his acceptance of the Severance Agreement or release of claims within a seven day revocation period and satisfactorily fulfills all of his obligations under the Severance Agreement and Consulting Agreement:
•	Severance Pay — The Company will make a lump sum severance payment of $237,950, less all applicable state and federal taxes.

•	Severance Bonus — The Company will make a severance bonus payment of $95,228, less all applicable taxes and withholdings (the “Severance Bonus”). The Severance Bonus will be paid in two lump sums as follows:
(a)	$75,228 will be paid shortly after the execution of the Severance Agreement.

(b)	$20,000 will be paid shortly after the execution of the release of claims.
•	Group Healthcare Insurance Continuation Coverage — For a period of up to 12 months commencing on January 1, 2009, or until such earlier date that Mr. Falvey becomes eligible for group health and dental coverage, the Company will provide the same group health and dental coverage that was provided to Mr. Falvey during his employment with the Company.

•	Attorney’s Fees — The Company will reimburse Mr. Falvey the cost of the legal fees he incurred in connection with the review, negotiation, and execution of the Severance Agreement and Consulting Agreement, up to a maximum payment of $2,500.
           In order for Mr.  Falvey to receive the severance benefits under the Severance Agreement, he will be required to execute, on or after April 1, 2009 but no later than April 22, 2009, a release of claims pursuant to which he agrees to release the Company from certain claims and causes of action that Mr. Falvey now has or may have had against the Company.
          Finally, the Company has agreed to waive certain non-competition obligations to which Mr. Falvey was subject under the terms and conditions of the Non-Disclosure, Developments, Non-Competition and Non-Solicitation Agreement between the Company and Mr. Falvey.

          This summary description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.
Consulting Agreement
          Pursuant to the terms of the Consulting Agreement, Mr. Falvey has agreed, during the period commencing on January 1, 2009 and ending on March 31, 2009 (the “Consulting Period”), to perform those consulting services that are reasonably requested by the Company. The Consulting Agreement does not require that Mr. Falvey perform a minimum amount of consulting services during the Consulting Period. In return for performing the consulting services, the Company has agreed to pay Mr. Falvey $1,000 per day for each day (or portion of a day) he performs such services.
           This summary description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, which is Attachment C to the Severance Agreement, which is included in Exhibit 10.1, and such Attachment C is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
          (d) Exhibits
          See the Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT MEDICAL SYSTEMS, INC.
	By:	/s/ J. Neal Armstrong
Date: January 9, 2009		J. Neal Armstrong
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement and General Release, dated as of January 5, 2009, by and between Aspect Medical Systems, Inc. and Michael Falvey.